Exhibit 99.1
Holly Corporation Announces Two-For-One Stock Split and a 60% Dividend Increase
May 11, 2006
Dallas, Texas – Holly Corporation (NYSE:HOC) today announced that its Board of Directors has approved a two-for-one stock split payable in the form of a stock dividend of one share of common stock for each issued and outstanding share of common stock. The dividend will be paid on June 1, 2006 to all holders of record of common stock on May 22, 2006.
The Board of Directors also declared a regular quarterly cash dividend in the amount of $0.08 per share, on a post-split basis, payable July 3, 2006 to holders of record on June 22, 2006. This dividend represents a 60% increase from the most recent quarterly dividend rate of $0.10 per share, or $0.05 per share on a post-split basis.
“Our decision to declare a stock split and increase our dividend reflects the confidence we have in Holly’s current and future business prospects. This also underscores our commitment to maximizing shareholder value” said Matthew Clifton, Chief Executive Officer of Holly.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555